Exhibit 99.1

For Immediate Release

Jonathan Peisner

Vice President and Treasurer

(317) 249-4390

jonathan.peisner@karauctionservices.com

KAR Auction Services, Inc. Reports

Fourth Quarter and Full Year 2012 Results

Board Announces Quarterly Dividend of $0.19 per common share

Carmel, IN, February 20, 2013 — KAR Auction Services, Inc. (NYSE: KAR), today reported its fourth quarter financial results for the period ended December 31, 2012.  For the fourth quarter of 2012, the company reported revenue of $493.7 million as compared with revenue of $479.8 million for the fourth quarter of 2011, an increase of 3%.  Adjusted EBITDA for the quarter ended December 31, 2012 increased 7% to $119.9 million, as compared with Adjusted EBITDA of $112.1 million for the quarter ended December 31, 2011.  Net income for the fourth quarter of 2012 increased 58% to $22.9 million, or $0.16 per diluted share, as compared with net income of $14.5 million, or $0.11 per diluted share, in the fourth quarter of 2011.  Adjusted net income per share for the fourth quarter of 2012 was $0.27 versus adjusted net income per share of $0.21 for the fourth quarter of 2011, an increase of 29%.

For the year ended December 31, 2012, the company reported revenue of $1,963.4 million as compared with revenue of $1,886.3 million for the year ended December 31, 2011, an increase of 4%.  Adjusted EBITDA for the year ended December 31, 2012 increased 3% to $500.2 million as compared with Adjusted EBITDA of $487.2 million for the year ended December 31, 2011.  Net income for the year ended December 31, 2012 increased 27% to $92.0 million, or $0.66 per diluted share, as compared with net income of $72.2 million, or $0.52 per diluted share for the year ended December 31, 2011.  Adjusted net income per share for year ended December 31, 2012 was $1.07 versus adjusted net income per share of $1.16 for the year ended December 31, 2011, a decrease of 8%.

Adjusted net income for both the fourth quarter and full year 2012, exclude a $5.4 million net loss ($9.1 million pre-tax) due to costs incurred for processing vehicles damaged in Superstorm Sandy.

KAR’s Board of Directors also announced a cash dividend today of $0.19 per share on the Company’s common stock. The dividend is payable on April 4, 2013, to stockholders of record as of the close of business on March 25, 2013.

Superstorm Sandy

In October 2012, Superstorm Sandy damaged property throughout the Eastern United States with the most significant damage concentrated in New Jersey and New York.  As a direct result of Superstorm Sandy’s affect on New York City and neighboring communities, damage from the storm is estimated at over $70 billion.  Although the damage from Superstorm Sandy was widespread, the most significant damage was concentrated on the eastern seaboard of the United States.  KAR and its subsidiaries did not experience significant damage to its properties or vehicles stored on our properties for our customers.  Certain auction activities were delayed due to power outages, temporary loss of internet access and the inability of customers to attend the auctions immediately following the damage created by Superstorm Sandy.

- more -

IAA provides salvage auction services to substantially all of the major automobile insurance companies in the United States.  Contracts with IAA’s insurance customers require IAA to provide services in the event of catastrophic events like Superstorm Sandy.  Typically these catastrophic events create a temporary increase in the number of cars processed and sold.  The nature of the damage, the need to service our customers in a short period of time and the geographic concentration in a heavily populated, high cost area, led to substantially increased costs incurred to handle the significantly greater volumes of vehicles.  IAA has experienced a number of catastrophic events over the last 10 years, most notably Hurricane Katrina, and none of these individual catastrophic events has resulted in a net loss to IAA.

Superstorm Sandy was unique in that its impact was greatest in the densely populated New York City area.  This resulted in a high concentration of total-loss vehicles in a relatively small geographic area.  It is estimated that Superstorm Sandy damaged over 200,000 vehicles.  IAA’s customers assigned over 50,000 total-loss vehicles to IAA for processing.  In order to store and process these vehicles, IAA secured over 400 acres of temporary space in New York and New Jersey.  In addition, the difficult infrastructure of the New York City and Long Island areas and the shortage of towing capacity required IAA to incur significantly greater towing costs to move damaged vehicles to its sites for processing.  In order to serve our customers in this region, IAA had to bring hundreds of employees to the affected areas to assist in the timely processing of these vehicles.  All of these activities resulted in a temporary increase in costs related to Superstorm Sandy vehicles.

In the fourth quarter of 2012, IAA incurred a non-recurring pre-tax net loss of $9.1 million related to the processing of Superstorm Sandy vehicles.  This net loss has been excluded from Adjusted EBITDA in accordance with the definitions in our Credit Agreement.  Furthermore, the sale of Superstorm Sandy vehicles in 2013 is expected to result in an additional pre-tax net loss of approximately $10 million.  This loss will be incurred in the first half of 2013 with a majority of the activity taking place in the first quarter of 2013.  These losses are net of auction services revenue realized or to be realized upon the sale of the vehicles.  The significantly higher tow costs incurred in order to respond to the requirements of our customers, increased occupancy costs due to the leasing of temporary locations to process Superstorm Sandy vehicles and increased labor costs for the temporary work force brought into the New York and New Jersey area will result in a net loss on the sale of the Superstorm Sandy vehicles.

2013 Outlook

KAR Auction Services, Inc. expects 2013 Adjusted EBITDA of $535 - $540 million. The company also expects net income per share of $0.82 - $0.87 and adjusted net income per share of $1.13- $1.18, both assuming an effective tax rate of approximately 41%. 2013 adjusted net income per share represents GAAP net income per diluted share excluding excess depreciation and amortization and stock-based compensation, both resulting from the 2007 merger, as well as Superstorm Sandy costs, all net of taxes.  Additionally, the company expects 2013 cash taxes of approximately $85 million, cash interest expense on corporate debt of approximately $94 million and capital expenditures of approximately $95 million.  This would result in free cash flow before dividend payments of approximately $261 to $266 million.

- more -

Earnings Conference Call Information

KAR Auction Services, Inc. will be hosting an earnings conference call and webcast on Thursday, February 21, 2013 at 11:00 a.m. EST (10:00 a.m. CST).  The call will be hosted by KAR Auction Services, Inc.’s Chief Executive Officer, Jim Hallett, and Executive Vice President and Chief Financial Officer, Eric Loughmiller. The conference call may be accessed by calling 1-888-329-8895 and entering participant passcode 593753 while the live web cast will be available at the investor relations section of www.karauctionservices.com.  Supplemental financial information for KAR Auction Services’ fourth quarter and full year 2012 results is available at the investor relations section of www.karauctionservices.com under the financial postings page.

A replay of the call will be available for two weeks via telephone starting approximately 30 minutes after the completion of the call.  The replay may be accessed by calling 1-888-203-1112 and entering pass code 4585475.  The archive of the web cast will also be available following the call and will be available at the investor relations section of www.karauctionservices.com for a limited time.

About KAR Auction Services, Inc.

KAR Auction Services, Inc. (NYSE: KAR) is the holding company for ADESA, Inc., (“ADESA”), Insurance Auto Auctions, Inc., (“IAA”) and Automotive Finance Corporation (“AFC”).  ADESA is a leading provider of wholesale used vehicle auctions with 67 North American locations and its subsidiary OPENLANE provides a leading Internet automotive auction platform.  Insurance Auto Auctions is a leading salvage vehicle auction company with 163 sites across the United States and Canada. Automotive Finance Corporation is a leading provider of floorplan financing to independent and franchise used vehicle dealers with 104 sites across the United States and Canada. Together, KAR Auction Services provides a unique, comprehensive, end-to-end solution for our customers’ remarketing needs. Visit karauctionservices.com for additional information.

Forward Looking Statements

Certain statements contained in this release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and which are subject to certain risks, trends and uncertainties.  In particular, statements made that are not historical facts may be forward-looking statements.  Words such as “should,” “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions identify forward-looking statements.  Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements.  Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Securities and Exchange Commission filings.  The Company does not undertake any obligation to update any forward-looking statements.

- more -

KAR Auction Services, Inc.

Condensed Consolidated Statements of Income

(In millions) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Operating revenues
ADESA Auction Services	$262.1	$250.3	$1,053.5	$1,017.4
IAA Salvage Services	182.0	186.3	716.1	700.1
AFC	49.6	43.2	193.8	168.8
Total operating revenues	493.7	479.8	1,963.4	1,886.3

Operating expenses
Cost of services (exclusive of depreciation and amortization)	290.4	269.0	1,087.1	1,035.2
Selling, general and administrative	99.2	106.9	419.1	389.4
Depreciation and amortization	46.8	48.3	190.2	179.8
Total operating expenses	436.4	424.2	1,696.4	1,604.4

Operating profit	57.3	55.6	267.0	281.9

Interest expense	29.6	30.8	119.4	143.1
Other (income) expense, net	(2.4)	1.3	(4.0)	(4.7)
Loss on extinguishment of debt	—	—	—	53.5

Income before income taxes	30.1	23.5	151.6	90.0

Income taxes	7.2	9.0	59.6	17.8

Net income	$22.9	$14.5	$92.0	$72.2

Net income per share
Basic	$0.17	$0.11	$0.67	$0.53
Diluted	$0.16	$0.11	$0.66	$0.52

Dividends paid per common share	$0.19	$—	$0.19	$—

- more -

KAR Auction Services, Inc.

Condensed Consolidated Balance Sheets

(In millions) (Unaudited)

	December 31,	December 31,
	2012	2011

Cash and cash equivalents	$108.7	$97.4
Restricted cash	11.9	8.2
Trade receivables, net of allowances	342.4	297.4
Finance receivables, net of allowances	996.2	874.2
Other current assets	122.2	96.0
Total current assets	1,581.4	1,373.2

Goodwill	1,679.6	1,679.5
Customer relationships, net of accumulated amortization	618.9	694.0
Intangible and other assets	341.7	345.7
Property and equipment, net of accumulated depreciation	700.7	686.7
Total assets	$4,922.3	$4,779.1

Current liabilities, excluding current maturities of debt and obligations collateralized by finance receivables	$529.9	$500.0
Obligations collateralized by finance receivables	713.3	610.3
Current maturities of debt	43.7	85.9
Total current liabilities	1,286.9	1,196.2

Long-term debt	1,774.6	1,816.9
Other non-current liabilities	417.1	422.8
Stockholders’ equity	1,443.7	1,343.2
Total liabilities and stockholders’ equity	$4,922.3	$4,779.1

- more -

KAR Auction Services, Inc.

EBITDA and Adjusted EBITDA Measures

EBITDA and Adjusted EBITDA Measures

EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP.

EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization.  Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations.  Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors.  In addition, management uses Adjusted EBITDA to evaluate our performance and to evaluate results relative to incentive compensation targets.  EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP.  These measures may not be comparable to similarly titled measures reported by other companies.

The following tables reconcile EBITDA and Adjusted EBITDA to net income for the periods presented:

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions), (Unaudited)	2012	2011	2012	2011

Net income	$22.9	$14.5	$92.0	$72.2
Add back:
Income taxes	7.2	9.0	59.6	17.8
Interest expense, net of interest income	29.4	30.7	119.1	142.8
Depreciation and amortization	46.8	48.3	190.2	179.8
EBITDA	106.3	102.5	460.9	412.6
Adjustments	4.5	9.6	30.2	74.6
Superstorm Sandy	9.1	—	9.1	—
Adjusted EBITDA	$119.9	$112.1	$500.2	$487.2

- more -

KAR Auction Services, Inc.

Adjusted Net Income and Adjusted Net Income Per Share

Adjusted Net Income and Adjusted Net Income Per Share

The revaluation of certain assets of the company, and resultant increase in depreciation and amortization expense which resulted from the 2007 merger, as well as stock-based compensation expense incurred in connection with service and exit options tied to the 2007 merger, have had a continuing effect on our reported results.  Non-GAAP measures of adjusted net income and adjusted net income per share, in the opinion of the company, provide comparability to other companies that may have not incurred these types of non-cash expenses.  In the second quarter of 2011 we also recorded a charge representing the net premiums paid related to the repurchase of the 8¾% senior notes and 10% senior subordinated notes, the write-off of certain unamortized debt issuance costs associated with the notes and term loan, as well as certain expenses related to the prepayment. We also incurred a charge to settle and terminate our $650 million notional swap agreement in the second quarter of 2011. In 2012, we recorded contingent consideration related to certain prior year acquisitions, and in 2011, we reversed and recorded, respectively, contingent consideration related to certain prior year acquisitions. Lastly, in the fourth quarter of 2012, we incurred a net loss resulting from processing vehicles associated with Superstorm Sandy.

The following table reconciles adjusted net income and adjusted net income per share to net income and net income per share for the periods presented:

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per share amounts)	2012	2011	2012	2011

Net income	$22.9	$14.5	$92.0	$72.2
Loss on extinguishment of debt, net of tax (1)	—	—	—	33.2
Swap termination, net of tax (2)	—	—	—	9.0
Stepped up depreciation and amortization expense, net of tax (3)	7.3	9.3	32.5	38.6
Stock-based compensation, net of tax (4)	1.5	4.7	18.2	10.4
Contingent consideration adjustment, net of tax (5)	0.1	—	0.7	(2.9)
Superstorm Sandy, net of tax (6)	5.4	—	5.4	—
Adjusted net income	$37.2	$28.5	$148.8	$160.5

Net income per share — diluted	$0.16	$0.11	$0.66	$0.52
Loss on extinguishment of debt, net of tax	—	—	—	0.24
Swap termination, net of tax	—	—	—	0.07
Stepped up depreciation and amortization expense, net of tax	0.05	0.07	0.23	0.28
Stock-based compensation, net of tax	0.01	0.03	0.13	0.07
Contingent consideration adjustment, net of tax	0.01	—	0.01	(0.02)
Superstorm Sandy, net of tax	0.04	—	0.04	—
Adjusted net income per share - diluted	$0.27	$0.21	$1.07	$1.16

Weighted average diluted shares	139.6	137.9	139.0	137.8

(1)         In the second quarter of 2011, there were losses on extinguishments of debt totaling $53.5 million ($33.2 million net of tax).

(2)         In connection with our debt refinancing, in the second quarter of 2011 we de-designated our interest rate swap and entered into a swap termination agreement.  We paid $14.5 million ($9.0 million net of tax) to settle and terminate the swap agreement.

(3)         Increased depreciation and amortization expense was $11.6 million ($7.3 million net of tax) and $15.0 million ($9.3 million net of tax) for the three months ended December 31, 2012 and 2011, respectively.  For the year ended December 31, 2012 and 2011, increased depreciation and amortization expense was $51.8 million ($32.5 million net of tax) and $61.4 million ($38.6 million net of tax), respectively.

(4)         Stock-based compensation resulting from the 2007 merger was $1.7 million ($1.5 million net of tax) and $5.9 million ($4.7 million net of tax) for the three months ended December 31, 2012 and 2011, respectively.  For the year ended December 31, 2012 and 2011, such stock-based compensation was $20.9 million ($18.2 million net of tax) and $16.1 million ($10.4 million net of tax), respectively.

(5)         We recorded accrued contingent consideration of approximately $0.1 million ($0.1 million net of tax) for the three months ended December 31, 2012.  For the year ended December 31, 2012 and 2011, we recorded and reversed accrued contingent consideration of approximately $1.1 million ($0.7 million net of tax) and $4.6 million ($2.9 million benefit net of tax), respectively.

(6)         In the fourth quarter of 2012, we incurred a loss resulting from Superstorm Sandy of $9.1 million ($5.4 million net of tax).

- more -

Non-GAAP Financial Measures

The company provides historical and forward-looking non-GAAP measures called EBITDA, Adjusted EBITDA, free cash flow, adjusted net income and adjusted net income per share. Management believes that these measures provide investors additional meaningful methods to evaluate certain aspects of the company’s results period over period and for the other reasons set forth previously.

Earnings guidance also does not contemplate future items such as business development activities, strategic developments (such as restructurings or dispositions of assets or investments), significant expenses related to litigation and changes in applicable laws and regulations (including significant accounting and tax matters).  The timing and amounts of these items are highly variable, difficult to predict, and of a potential size that could have a substantial impact on the company’s reported results for any given period.  Prospective quantification of these items is generally not practicable.  Forward-looking non-GAAP guidance excludes stock-based compensation under certain equity grants related to the 2007 merger, increased depreciation and amortization expense that resulted from the 2007 revaluation of the company’s assets, as well as one-time charges, net of taxes.

###